Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 7, 2020, with respect to the financial statements of CRYOPDP which are included in the Current Report on Form 8-K/A of Cryoport, Inc. filed December 14, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Cryoport, Inc. on Form S-3 (File Nos. 333-230237 and 333-229395) and in the Registration Statements of Cryoport, Inc. on Form S-8 (File Nos. 333-177168, 333-184543, 333-197437, 333-208381 and 333-225387).

/s/ Crowe HAF

Registered Auditor in France

Represented by Marc de Prémare, Partner

December 14, 2020